                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        SODEXHO MARRIOTT SERVICES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

                        SODEXHO MARRIOTT SERVICES, INC.

Dear Shareholder:

  On behalf of your Board of Directors, we are pleased to invite you to attend the 1999 Annual Meeting of Shareholders of Sodexho Marriott Services, Inc. (the "Company"). The meeting will be held on Wednesday, January 13, 1999, at 10:30 a.m. in the Washingtonian Room of the Westfields Marriott Conference Center, 14750 Conference Center Drive, Chantilly, Virginia. Doors to the meeting will open at 9:30 a.m.

  This will be our first shareholder meeting since the Company's merger with the North American operations of Sodexho Alliance, S.A. and the distribution to shareholders of a new company, on March 27, 1998 which adopted the name Marriott International, Inc. At this meeting you will be asked to elect eight directors and ratify PricewaterhouseCoopers LLP as independent auditors. Your Board of Directors recommends a vote FOR both of these proposals. The enclosed notice and proxy statement contain details about the business to be conducted at the meeting. Holders of record of the Company's Common Stock as of Novem-ber 25, 1998, are entitled to notice of and to vote at the 1999 Annual Meeting.

  Your vote is important regardless of the number of shares you own. To ensure that your shares are represented at the meeting, we urge you to vote your shares either by telephone or the internet or by completing and returning the enclosed proxy card. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

Sincerely yours,

                             Joan Rector McGlockton
                     Vice President and Corporate Secretary

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       Corporate Headquarters                       Mailing Address:
    9801 Washingtonian Boulevard              9801 Washingtonian Boulevard
    Gaithersburg, Maryland 20878              Gaithersburg, Maryland 20878

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD WEDNESDAY, JANUARY 13, 1999

December 4, 1998

Notice is hereby given that the Annual Meeting of Shareholders of Sodexho Marriott Services, Inc. (the "Company") will be held on Wednesday, January 13, 1999, at 10:30 a.m., in the Washingtonian Room of Westfields Marriott Confer-ence Center, 14750 Conference Center Drive, Chantilly, Virginia. Doors to the meeting will open at 9:30 a.m.

The meeting will be conducted:

1. To consider and vote upon the following proposals (collectively, the "Proposals") described in the accompanying Proxy Statement, which provide for:

   (i) Proposal One: Election of Daniel J. Altobello, Pierre Bellon, Bernard Carton, Doctor R. Crants, Edouard de Royere, John W. Marriott III, Charles D. O'Dell, and William J. Shaw, as directors, each for a term of one year expiring at the 2000 Annual Meeting of Shareholders;
   (ii) Proposal Two: Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

2. To transact such other business as may properly come before the meeting including any adjournment or postponement thereof.

Shareholders of record at the close of business on November 25, 1998, will be entitled to notice of and to vote at this meeting.

                                 Joan Rector McGlockton
                                 Vice President and Secretary

                     PLEASE REFER TO THE OUTSIDE BACK COVER
                          FOR INFORMATION ON PARKING.


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--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        SODEXHO MARRIOTT SERVICES, INC.

           9801 WASHINGTONIAN BOULEVARD, GAITHERSBURG, MARYLAND 20878

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 13, 1999

INTRODUCTION

This Proxy Statement (the "Proxy Statement") is furnished to shareholders of Sodexho Marriott Services, Inc., a Delaware corporation (the "Company"), which formerly was named Marriott International, Inc., prior to several transactions on March 27, 1998, described below. This proxy statement is being provided in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders of the Com-pany (the "Annual Meeting") or at any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on January 13, 1999, at 10:30 a.m., in the Washingtonian Room of Westfields Marriott Conference Center, 14750 Confer-ence Center Drive, Chantilly, Virginia. This Proxy Statement, Notice of Meet-ing, and accompanying proxy card are first being mailed to the Company's share-holders on or about December 4, 1998.

On March 27, 1998 (the "Transaction Date"), the company that was previously known as Marriott International, Inc. ("Old Marriott"), completed the distribu-tion to its shareholders of a new company consisting of its lodging, senior living services and distribution services businesses. This new company has adopted the name Marriott International, Inc. ("New Marriott"). The remaining business of Old Marriott, Marriott Management Services, combined its food serv-ice and facilities management business with the North American operations of Sodexho Alliance, S.A. ("Sodexho") and changed its name to Sodexho Marriott Services, Inc. Sodexho paid the Company approximately $304 million in exchange for approximately 48% of the Company's common stock that were issued and out-standing immediately after these transactions. (The foregoing transactions shall be referred to herein as the "Transaction"). In connection with the Transaction, the Company's common stock underwent a one-for-four reverse stock split ("Reverse Stock Split"). On April 15, 1998, the Board of the Company ap-proved the change of the fiscal year of the Company to the Friday nearest to August 31 of each year. Prior to this change in fiscal year, the Company's fis-cal year ended on the Friday nearest to December 31 of each year. Thus, the 1998 fiscal year, which began on January 3, 1998, ended on August 28, 1998, and is referred to herein as the "Transition Period." The period from March 28, 1998, to August 28, 1998, is referred to herein as the "Stub Period."

VOTING RIGHTS AND PROXY INFORMATION

Only holders of record of shares of the Company's outstanding Common Stock, par value $1.00 per share and traded under the ticker symbol "SDH" ("SDH Common Stock") as of the close of business on November 25, 1998, (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjourn-ment or postponement thereof. Such holders will be entitled to one vote per share on any matter which may properly come before the Annual

Meeting. The presence, either in person or by proxy, of the holders of a major-ity of the shares of SDH Common Stock entitled to vote is necessary to consti-tute a quorum and to take action at the Annual Meeting. As of the Record Date, there were 62,110,491 shares of SDH Common Stock outstanding and entitled to vote at the Annual Meeting.

All properly executed written proxy cards, and all properly completed proxies voted by telephone or the internet, which are delivered pursuant to this solic-itation (and not later revoked) will be voted at the Annual Meeting in accor-dance with the instructions given in the proxy. If a written proxy card is signed by a registered shareholder and returned without instructions, the shares will be voted in accordance with the Board's recommendation as set forth herein with respect to the Proposals. Voting your proxy by mail, telephone or the internet will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bro-ker, bank or other record holder, you must either direct the record holder as to how to vote your shares or obtain a proxy from the record holder to vote at the Annual Meeting.

Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee that are repre-sented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of the holders of at least a majority of the voting power of the SDH Common Stock present in person or represented by proxy at the Annual Meeting is required to approve each of the Proposals. Abstentions and broker non-votes will not count as votes for or against proposals acted on at the Annual Meeting.

In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the shareholders. If the Company pro-poses to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed proxy card will vote all shares of SDH Common Stock for which they have voting authority in favor of such adjournment.

Voting by Written Proxy Card

If a shareholder is a corporation or partnership, the accompanying proxy card must be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer's full title must be given and a certificate or other evidence of appointment must be furnished. If shares are owned jointly, each joint owner must sign the proxy card.

Voting by Telephone or the Internet

Instructions for a shareholder of record to vote by telephone or the internet are set forth on the enclosed proxy card. The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identi-fication number. The procedures, which comply with Delaware law, allow share-holders to appoint a proxy to vote their shares and to confirm that their in-structions have been properly recorded.

Revoking a Proxy

Any proxy duly given pursuant to this solicitation may be revoked at any time before it is voted by (i) filing with First Chicago Trust Company of New York in its ca-pacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of SDH Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (al-though attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Prior to the date of the Annual Meeting, written notice to revoke a proxy should be sent to First Chicago Trust Company of New York, P.O. Box 8089, Edison, New Jersey 08818-9355.

DIRECTORS

Set forth below are the names of all current Directors of the Company, their ages, all positions and offices held by each such person, the period during which such person has served as such, and the principal occupations and em-ployment of each such person during the past five years. Each of the Company's Directors listed below (except for William J. Shaw, who was already serving on the Old Marriott Board of Directors) was elected to the Board of the Company effective the Transaction Date. Each such Director is being proposed for elec-tion to the Board for a one-year term expiring on the date of the 2000 Annual Meeting of Shareholders.

William J. Shaw                      On March 31, 1997, Mr. Shaw became Presi-
(Chairman of the                     dent and Chief Operating Officer of Old
Board)                               Marriott. As of the Transaction Date, Mr.
Age: 53                              Shaw became President and Chief Operating
                                     Officer of New Marriott. Mr. Shaw joined
                                     Marriott Corporation in 1974, was elected
                                     Corporate Controller in 1979 and a Vice
                                     President in 1982. In 1986, Mr. Shaw was
                                     elected Senior Vice President--Finance
                                     and Treasurer of Marriott Corporation. He
                                     was elected Executive Vice President of
                                     Marriott Corporation and promoted to
                                     Chief Financial Officer in April 1988. In
                                     February 1992, he was elected President
                                     of the Marriott Service Group, which then
                                     included Marriott International, Inc.'s
                                     Contract Service Group. Mr. Shaw was
                                     elected Executive Vice President and
                                     President--Marriott Service Group in Oc-
                                     tober 1993. Mr. Shaw serves on the board
                                     of New Marriott and is also chairman of
                                     the board of Host Marriott Services Cor-
                                     poration. He also serves as a trustee of
                                     the University of Notre Dame, and the
                                     Suburban Hospital Foundation. Mr. Shaw
                                     became Chairman of the Board of the Com-
                                     pany on the Transaction Date.
-------------------------------------------------------------------------------

Charles D. O'Dell                   On the Transaction Date, Mr. O'Dell became
Age: 47                             President and Chief Executive Officer of
                                    the Company. Mr. O'Dell joined Marriott
                                    Corporation in 1979 and became a Regional
                                    Manager in Marriott Corporation's Roy Rog-
                                    ers Division in 1981. Mr. O'Dell held sev-
                                    eral management positions in that Division
                                    until 1985, when he was named Division
                                    Vice President--Education in the Food and
                                    Services Management Division. In 1986, Mr.
                                    O'Dell became Senior Vice President of
                                    Business Food and Auxiliary Services, and
                                    in November 1990 he was appointed Presi-
                                    dent of Marriott Management Services, a
                                    division of Marriott Corporation. Mr.
                                    O'Dell is a member of the board of the Na-
                                    tional Restaurant Association and serves
                                    as a foundation trustee for the Educa-
                                    tional Foundation of the National Restau-
                                    rant Association. He is also a board mem-
                                    ber of Second Harvest National Food Bank
                                    Network.
--------------------------------------------------------------------------------


Pierre Bellon                       Mr. Bellon is Chairman and Chief Executive
Age: 68                             Officer of Sodexho, a worldwide food and
                                    management services company, which he
                                    founded in 1966 and which has been listed on the Paris Bourse since 1983. In addi-tion, he is Vice-Chairman of the Conseil
                                    National du Patronat Framcaos (Confedera-tion of French Industries and Services), and from 1969-1979 was a member of the Conseil Economique et Social (Social and
                                    Economic Council) in France. Mr. Bellon
                                    also serves as a director of L'Air Liquide
                                    (an industrial gas company).

--------------------------------------------------------------------------------


Bernard Carton                      Mr. Carton is Senior Vice President and
Age: 64                             Chief Financial Officer of Sodexho, a po-
                                    sition he has held since 1975. Prior to
                                    joining Sodexho, Mr. Carton held positions with several French and American compa-nies, including Manpower, Inc. (Vice Pres-ident, Finance for European Operations
                                    1970-1975), Control Data Corporation (Vice
                                    President, Finance European countries
                                    1962-1970) and General Electric Company
                                    (Engineer 1960-1962).

--------------------------------------------------------------------------------

Edouard de                           Mr. de Royere is a director of L'Air
Royere                               Liquide and its former Chairman and Chief
Age: 66                              Executive Officer, a position he held
                                     from 1985 until his retirement in 1995.
                                     Prior to such time, Mr. de Royere served in various capacities at L'Air Liquide, including Vice President (1982-1985), As-sistant Vice President (1980-1982), As-sistant to the Chief Executive Officer
                                     (1979) and General Counsel and Company
                                     Secretary (1967-1979). Mr. de Royere also serves as a director of Sodexho, L'Oreal
                                     S.A. (a beauty and personal care compa-
                                     ny), Groupe Danone (a food and beverage
                                     company) and Solvay S.A. (a chemical and pharmaceutical company).

-------------------------------------------------------------------------------


John W. Marriott III                 In June 1996, Mr. Marriott was appointed
Age: 37                              the Senior Vice President of Old
                                     Marriott's Mid-Atlantic Region, Hotel Di-vision. As of the Transaction Date, he held this position for New Marriott. He joined Marriott Corporation in 1986 as a Sales Manager and subsequently served as a Restaurant Manager and as a director of Food and Beverage. In 1989, Mr. Marriott served as Executive Assistant to the Chairman, J. W. Marriott, Jr., who is his father. He has also held positions as Di-rector of Corporate Planning, Finance,
                                     Director of Marketing for a hotel and
                                     General Manager. Since 1993, Mr. Marriott has held successive positions as Director of Finance in Old Marriott's Treasury De-partment, Director of Finance in the Host
                                     Marriott Corporation's Finance and Devel-opment Department, and Vice President,
                                     Lodging Development for The Ritz-Carlton
                                     Hotel Company LLC. Since 1991, Mr.
                                     Marriott has been the Chief Executive Of-ficer and President of JWM Family Enter-prises, L.P. Family Partnership - Hotel
                                     Acquisitions and Operations.

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                                       6

Doctor R.                            Doctor R. Crants, a founder of Correc-
Crants                               tions Corporation of America ("CCA"), a
Age: 54                              prison management company, was elected
                                     Chief Executive Officer and Chairman of
                                     the Board of CCA in 1994 and President of CCA in 1997. From 1987 to 1994, he served as President, Chief Executive Officer and
                                     Vice Chairman of the Board of Directors
                                     of CCA. From 1983 to 1987, Mr. Crants
                                     served as Secretary and Treasurer of CCA.
                                     Mr. Crants has served as a director of
                                     CCA since 1983. In 1997, Mr. Crants
                                     founded and became Chairman of the Board of Trustees of CCA Prison Realty Trust.
                                     Mr. Crants serves as a director of the
                                     Nashville Area Chamber of Commerce and
                                     the Tennessee Vietnam Leadership Program.

-------------------------------------------------------------------------------


Daniel J.                            Since September 1995, Daniel J. Altobello
Altobello                            has been the Chairman of Onex Food Serv-
Age: 57                              ices, Inc., the parent corporation of
                                     Caterair International, Inc. and LSG/SKY
                                     Chefs, and the largest airline catering
                                     company in the world. From 1989 to 1995, Mr. Altobello served as Chairman, Presi-dent and Chief Executive Officer of Caterair International Corporation. From
                                     1979 to 1989, he held various managerial positions with the food service manage-ment and in-flight catering divisions of Marriott Corporation, including Executive
                                     Vice President of Marriott Corporation
                                     and President, Marriott Airport Opera-
                                     tions Group. Mr. Altobello began his man-agement career at Georgetown University, including service as Vice President, Ad-ministration Services. He is a member of the board of directors of American Man-agement Systems, Inc., Colorado Prime
                                     Foods, Care First, Inc., Care First of
                                     Maryland, Inc., MESA Air Group, World
                                     Airways, Inc., First Union Realty Trust
                                     and Atlantic Aviation Holdings, and a
                                     trustee of Loyola Foundation, Inc., Mt.
                                     Holyoke College, Suburban Hospital Foun-dation, Inc. and the Woodstock Theologi-cal Center at Georgetown University.

-------------------------------------------------------------------------------

In connection with the Transactions, three of the above-listed Directors (Pierre Bellon, Bernard Carton and Edouard de Royere) were nominated by Sodexho in accordance with the Stockholder Agreement dated March 27, 1998, by and between the Company and Sodexho (the "Stockholder Agreement"). In addi-tion, two of the above-listed Directors (William J. Shaw and John W. Marriott
III) were identified as "New Marriott Directors" in accordance with the Stock-holder Agreement. Charles D. O'Dell as President and Chief Executive Officer of the Company, was also nominated in accordance with the Stockholder Agree-ment.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the shares of SDH Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission (the "SEC")) as of October 31, 1998, by each director of the Company, each nominee, each of the executive of-ficers named in the Summary Compensation Table included elsewhere herein, all directors and executive officers of the Company as a group, and beneficial holders of five percent (5%) or more of outstanding SDH Common Stock, immedi-ately after giving effect to the issuance of one share of SDH Common Stock for each four shares of Marriott International, Inc. Common Stock outstanding on the Transaction Date as a result of the Reverse Stock Split.

                                                         COMMON STOCK
                                                -------------------------------
                                                       AMOUNT          PERCENT
NAME                                            BENEFICIALLY OWNED(1)  OF CLASS
----                                            --------------------- ---------
DIRECTORS:
Daniel J. Altobello (2)........................           4,001            *
Pierre Bellon (3)..............................      29,949,925           48%
Bernard Carton.................................               1            *
Doctor R. Crants...............................               1            *
Edouard de Royere..............................               1            *
John W. Marriott III (4).......................          58,901            *
Charles D. O'Dell (5)..........................         146,176            *
William J. Shaw................................          44,844            *
NAMED EXECUTIVE OFFICERS:
William W. Hamman (6)..........................          91,958            *
Lawrence E. Hyatt (7)..........................          42,696            *
Michel Landel (8)..............................          23,318            *
Anthony F. Alibrio (9).........................          99,072            *
                                                     ----------         ----
ALL DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
 AS A GROUP (17 INCLUDING THE FOREGOING).......      30,504,905         49.2%
OTHER BENEFICIAL OWNERS OF MORE THAN 5% OF THE
 OUTSTANDING STOCK OF SMS:
                                                     ----------         ----
Sodexho Alliance, S.A. (3).....................      29,949,925           48%
J.W. Marriott, Jr. (10)(11)....................       3,123,170         5.03%
Richard E. Marriott (10)(12)...................       3,223,157         5.19%

Transamerica Corporation
Transamerica Insurance Corporation of
 California
Transamerica Investment Services, Inc. (13)....       6,073,176          9.8%

--------
  *Less than 1 percent.
(1) Based on the number of shares outstanding at, plus the number of shares acquirable by the specified person(s) within 60 days of, October 31, 1998. Reflects the issuance of stock options and restricted stock to replace previously outstanding options and restricted stock of Old Marriott in connection with the Transaction. Share amounts reflect antidilution adjustments for the Transaction in order to preserve the economic value of the securities previously held.
(2) Includes 400 shares owned by Mr. Altobello's wife (Mr. Altobello disclaims beneficial ownership of the shares owned by his wife).

(3) Includes 29,949,925 shares beneficially owned by Sodexho Alliance, S.A. Mr. Bellon, along with members of his family, is the majority shareholder of Bellon, S.A., which is the majority shareholder of Sodexho Alliance, S.A. Sodexho Alliance, S.A. beneficially owns 29,949,925 shares of SDH Common Stock of the Company. Bellon S.A., as the majority shareholder of Sodexho Alliance, S.A., and Mr. Bellon, as the majority shareholder of Bellon S.A., may each be deemed to have beneficial ownership of 29,949,925 shares of SDH Common Stock of the Company beneficially owned by Sodexho Alliance, S.A. Except to the extent of their pecuniary interest in such shares, Bellon S.A. and Mr. Bellon disclaim beneficial ownership of such shares. The address for Sodexho Alliance, S.A. is 3, Avenue Newton, 78180 Montigny-le-Bretonneux, France.
(4) Includes 3,604 shares held by Mr. Marriott III as trustee of three trusts for the benefit of his children, 2,805 shares owned by three trusts for the benefit of his children in which his wife serves as co-trustee, and 1,590 shares owned by his wife.
(5) Includes 59,464 shares acquirable by Mr. O'Dell within 60 days of October 30, 1998. Includes 18,277 shares of unvested restricted stock. Shares of restricted stock are voted by the holder thereof. Includes 60,923 shares of deferred stock awards.
(6) Includes 26,649 shares acquirable by Mr. Hamman within 60 days of October 30, 1998. Includes 15,993 shares of unvested restricted stock. Shares of restricted stock are voted by the holder thereof. Includes 45,692 shares of deferred stock awards.
(7) Includes 18,883 shares acquirable by Mr. Hyatt within 60 days of October 30, 1998. Includes 22,846 shares of deferred stock awards.
(8) Includes 23,317 shares acquirable by Mr. Landel within 60 days of October 30, 1998.
(9) Includes 29,770 shares acquirable by Mr. Alibrio within 60 days of October 30, 1998. Includes 15,993 shares of unvested restricted stock. Shares of restricted stock are voted by the holder thereof. Includes 53,307 shares of deferred stock awards.
(10) Includes, 393,752 shares held by J.W. Marriott, Jr. and Richard E. Marriott as co-trustees of 16 trusts for the benefit of their children and 634,196 shares owned by The J. Willard Marriott Foundation, a charitable foundation in which J.W. Marriott, Jr., Richard E. Marriott and their mother serve as co-trustees. These shares are reported as beneficially owned by both J.W. Marriott, Jr. and Richard E. Marriott.
(11) Includes, in addition to the shares referred to in footnote (10): (i) 100,607 shares held as trustee of two trusts for the benefit of Richard
     E. Marriott, (ii) 17,106 shares owned by J.W. Marriott, Jr.'s wife (Mr. Marriott disclaims beneficial ownership of such shares), (iii) 167,566 shares owned by four trusts for the benefit of J.W. Marriott, Jr.'s children, in which his wife serves as a co-trustee, (iv) 5,829 shares owned by six trusts for the benefit of J.W. Marriott, Jr.'s grandchildren, in which his wife serves as a co-trustee, (v) 20,000 shares owned by JWM Associates Limited Partnership, whose general partner is J.W. Marriott, Jr. and (vi) 676,895 shares owned by Family Enterprises, whose general partner is a corporation in which J.W. Marriott, Jr. is a controlling shareholder.
(12) Includes, in addition to the shares referred to in footnote (10): (i) 74,922 shares held as trustee of two trusts established for the benefit of J.W. Marriott, Jr., (ii) 17,054 shares owned by Richard E. Marriott's wife, (iii) 150,956 shares owned by four trusts for the benefit of Richard E. Marriott's children, in which his wife serves as a co-trustee, and (iv) 575,682 shares owned by First Media Limited Partners, whose general partner is a corporation in which Richard E. Marriott is the controlling shareholder.
(13) Transamerica may be deemed to be the beneficial owner of 6,073,176 shares of stock, of which 742,600 shares are owned directly by Transamerica. The remaining 5,330,576 shares, including 1,916,276 shares owned for the benefit of non-affiliate investment advisory clients of Transamerica Investment Services, Inc. ("TIS") are beneficially owned by direct and indirect subsidiaries of Transamerica. TIS is deemed to be the beneficial owner of 6,073,176 shares of SDH Common Stock pursuant to separate arrangements whereby TIS acts as investment advisor to certain individuals and entities, including Transamerica Occidental Life Insurance Company ("Occidental") and Transamerica Life Insurance and Annuity Company ("TALIAC"), both of which are insurance companies as defined in Section 3(a)(19) of the Securities Exchange Act of 1934 and are subsidiaries of Transamerica. Occidental and TALIAC directly owned 1,908,300 and 1,421,000 shares of SDH Common Stock, respectively. Each of the individual and entities for which TIS acts as investment advisor has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities purchased or held pursuant to such arrangements. Transamerica Insurance Corporation of California ("TICC") is deemed to be the beneficial owner of the 3,329,300 shares of SDH Common Stock beneficially owned by its subsidiary, Occidental, and by its indirect subsidiary, TALIAC. The address for Transamerica is 600 Montgomery Street, San Francisco, California 94111. The address for TIS and TICC is 1150 South Olive Street, Los Angeles, California 90015.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors, on which each current director of the Company served, met two times during the Stub Period. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such direc-tor served during that time. From January 3, 1998 through March 27, 1998, the Board of Directors of Old Marriott met 3 times.

The Company's Board has two standing committees: Audit and Compensation Poli-cy.

The members of the Audit Committee are Doctor R. Crants, Edouard de Royere and Daniel J. Altobello, who serves as chair. The Audit Committee meets at least two times a year with the Company's independent auditors, management repre-sentatives and internal auditors. The Audit Committee recommends to the Company's Board the appointment of independent auditors, approves the scope of audits and other services to be performed by the independent and internal au-ditors, and reviews the results of internal and external audits, the account-ing principles applied in financial reporting and the adequacy of financial and operational controls. The independent auditors and internal auditors have unrestricted access to the Audit Committee and vice versa. The Audit Committee of Old Marriott met once prior to the Transaction Date. The Audit Committee of the Company has met once during the Stub Period.

The members of the Compensation Policy Committee are Bernard Carton, William
J. Shaw and Doctor R. Crants, who serves as Chair. The functions of this Com-mittee include determining the compensation of senior officers and certain other employees, administering employee compensation and benefit plans and re-viewing the operations and policies of such plans. The Compensation Policy Committee of Old Marriott met once prior to the Transaction Date. The Compen-sation Policy Committee of the Company did not meet during the Stub Period.

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company receive no additional compen-sation for service as directors. Other Directors who are not employees receive an annual retainer fee of $25,000. Non-employee Directors also receive a fee of $1,250 for attendance at Board, Committee or shareholder meetings. The Chairman of the Board, who is not an employee of the Company, receives an an-nual retainer fee of $50,000. The Chair of each Committee of the Board re-ceives an additional annual fee of $1,250. Directors are also reimbursed for travel expenses and other out-of-pocket costs when incurred in attending meet-ings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") re-quires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons"), to file reports of beneficial ownership and changes in beneficial ownership of Company equity securities with the SEC and the New York Stock Exchange. Specific due dates for these reports have been estab-lished, and the Company is required to report in this Proxy Statement any failure by such persons to file such reports on a timely basis during its most recent fiscal year. The Company is not aware of any failure by the Reporting Persons to comply with these requirements during its most recent fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the period prior to the Transaction Date, the Compensation Policy Com-mittee of Old Marriott was comprised of Floretta Dukes McKenzie (Chair), Roger
W. Sant, W. Mitt Romney and Lawrence M. Small.

J.W. Marriott, Jr., a director of Old Marriott, serves on the Executive Com-pensation Committee of the Board of Directors of General Motors Corporation. Harry J. Pearce, a director of Old Marriott is the executive officer and di-rector of General Motors Corporation.

During the Stub Period, the Compensation Policy Committee of the Company was comprised of Doctor R. Crants (Chair), Bernard Carton and William J. Shaw. Mr. Shaw has had various corporate officer positions with Old Marriott. See "Di-rectors."

EXECUTIVE COMPENSATION

The following tables reflect awards denominated in SDH Common Stock. In con-nection with the Transaction, the awards under the Old Marriott plans were cancelled and substitute awards were granted under the Sodexho Marriott Serv-ices, Inc. 1998 Comprehensive Stock Incentive Plan (the "SMS Plan"). The sub-stitute awards preserved (but did not increase or decrease) the economic value of the awards under the Old Marriott plans.

TABLE I

                          SUMMARY COMPENSATION TABLE

Table 1 summarizes the compensation paid to the Named Executive Officers for previous employment with Old Marriott (any exceptions are footnoted) prior to the Transaction Date as well as for compensation earned through the Company up to the end of the Transition Period.

                                                                            LONG-TERM
                                         ANNUAL COMPENSATION               COMPENSATION
                                     --------------------------------   ------------------
                                                                        Restricted
                                                         Other Annual     Stock     Stock      All Other
Name and                   Fiscal    Salary   Bonus      Compensation     Awards   Options    Compensation
Principal Position        Year (1)   (2)($)  (3)($)          ($)         ($) (4)     (#)          ($)
------------------        --------   ------- -------     ------------   ---------- -------    ------------
Charles D. O'Dell.......    1998(5)  296,346 226,985       436,788(6)          0    85,000(7)    18,123(8)
President & Chief           1997     350,000 245,000             0             0    46,583(9)    23,159
 Executive Officer
Anthony J. Alibrio......    1998(5)  198,952 130,694       334,599(6)          0    45,000(7)     7,392(8)
President, Health
 Care Services
William W. Hamman.......    1998(5)  163,740 107,566       365,781(6)          0    34,000(7)    12,202(8)
President, Higher
 Education Services
Lawrence E. Hyatt.......    1998(5)  161,163 105,074       344,131(6)          0    30,000(7)    10,007(8)
Senior Vice President &
 Chief Financial Officer
Michel Landel...........    1998(10) 143,847  94,983(11)   349,789(12)         0    47,500(7)     1,961(12)
Executive Vice President
 and President,
 Corporate Services (13)
J.W. Marriott, Jr.......    1998     219,231       0             0             0         0            0(8)
Chairman, President and     1997     900,000 990,000             0       198,001   287,500       79,590
 Chief Executive            1996     840,866 809,754             0       161,975    71,000       32,125
 Officer (14)

--------

--------
(1) With the exception of Mr. O'Dell and Mr. Marriott, Jr., the Named Executive Officers became executive officers of the Company on the Transaction Date. Due to this fact, compensation information has been provided only for such years in which the Named Executive Officers were executive officers either in Old Marriott or in the Company.
(2) Salary amounts include base salary earned and paid in cash during the Transition Period and the amount of base salary deferred at the election of the Named Executive Officer under any of the following: Marriott International (the "MI Deferred Plan") or Sodexho Marriott Services Executive Deferred Compensation Plan (the "Deferred Plan"); the Marriott International, Inc. Employees' Profit Sharing, Retirement and Savings Plan and Trust (the "Profit Sharing Plan"); the Sodexho Marriott Services, Inc. 401(k) Employees' Retirement Savings Plan and Trust (the "Savings Plan"); the Sodexho Savings Plus Plan (the "Plus Plan"); the Sodexho Supplemental Savings Plus Plan (the "Supplemental Plan").
(3) Bonus payments stated were pro-rated for the Transition Period and paid following the close of the Transition Period.
(4) All awards of restricted stock noted in the above table for Mr. Marriott, Jr. were for Old Marriott awards of deferred bonus stock or restricted stock made prior to the Transaction. The awards have certain length of service restrictions according to the terms of the new Marriott International stock plan.
(5) The Board of the Company changed the fiscal year of the Company to the Friday nearest to August 31 of each year. This resulted in a Transition Period for fiscal 1998 which includes compensation earned from January 3, 1998 through August 28, 1998.
(6) All shares of Old Marriott deferred bonus stock which were held (both vested and unvested) for the Named Executive Officers who became employees of the Company at the time of the Transaction were paid to the individuals on the Transaction Date. Amounts shown in this column include cash and stock payouts including any payment deferred into the MI Deferred Plan.
(7) In June, 1998, following the Transaction, an early stock option grant was made to the Named Executive Officers as part of grants made to all eligible members of management and in lieu of the annual grants normally awarded each November.
(8) Amounts include Company matching contributions made under one or both of the Old MI Profit Sharing Plan and MI Deferred Plan. Amounts stated were for matching contribution amounts through Old Marriott. Due to the Company's change in fiscal year, the Transition Period does not coincide with the Savings Plan and the Deferred Plan plan years; therefore, no Company contribution is recorded. For the Transition Period, for Mr. O'Dell, $4,928 was attributable to the Profit Sharing Plan and $13,195 was attributable to the MI Deferred Plan; for Mr. Alibrio, $7,392 was attributable to the Profit Sharing Plan; for Mr. Hamman, $4,928 was attributable to the Profit Sharing Plan and $7,274 was attributable to the MI Deferred Plan; for Mr. Hyatt, $4,928 was attributable to the Profit Sharing Plan and $5,079 to the MI Deferred Plan. For Mr. Marriott, Jr., no contribution was made during the Transition Period due to the timing of the Transaction and plan year contributions for New Marriott.
(9) In November, 1997, Mr. O'Dell received a grant of options as part of the Old Marriott annual grant cycle. The number disclosed in this column is the redenominated amount as all former stock options in Old Marriott were redenominated into shares of the Company following the Transaction Date.
(10) Includes compensation earned through the Company only. Compensation paid by his previous employer, Sodexho North America, is not included per SEC disclosure rules.
(11) The amount listed for Mr. Landel relates to the portion of his fiscal 1998 bonus attributable to employment with the Company. His total bonus payment included an additional $74,375 attributable to his tenure with Sodexho North America. His total bonus from both employers was $169,359.
(12) Under the terms of the Transaction, 42% of the value held in the International Catering Corp. 1996 Stock Option Plan was paid in cash to participants at the time of the Transaction. The amount listed in this column for Mr. Landel includes the amount paid to him under this plan. The remaining 58% value was redenominated into options to purchase shares of Company stock.
(13) Amounts for Mr. Landel include Company matching contribution amounts made under the Plus Plan and the Supplemental Plan. For Mr. Landel, $392 was attributable to the Plus Plan and $1,569 was attributable to the Supplemental Plan.
(14) Mr. Marriott, Jr. was the CEO of Old Marriott which became the Company on the Transaction Date following a name change. On this same date, Mr. Marriott, Jr. became President and CEO of New Marriott. Compensation paid by Old Marriott from January 3, 1998 to the Transaction Date is included in this disclosure. Amounts listed for 1997 and 1996 were paid or granted by Old Marriott including the number of stock options granted in those years.

STOCK OPTIONS

Tables II and III provide information regarding options to purchase SDH Common Stock.

TABLE II

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        % OF TOTAL STOCK
                                        OPTIONS GRANTED  EXERCISE  EXPIRATION  GRANT DATE
                         STOCK OPTIONS  TO EMPLOYEES IN    PRICE      DATE    PRESENT VALUE
NAME                     GRANTED (1)(#) FISCAL YEAR (2)  ($/SHARE)    (3)        (4) ($)
----                     -------------- ---------------- --------- ---------- -------------
Charles D. O'Dell.......     85,000           4.9%        28.7813   6/08/08      980,050
Anthony J. Alibrio......     45,000           2.6%        28.7813   6/08/08      518,850
William W. Hamman.......     34,000           2.0%        28.7813   6/08/08      392,020
Lawrence E. Hyatt.......     30,000           1.7%        28.7813   6/08/08      345,900
Michel Landel...........     47,500           2.7%        28.7813   6/08/08      547,675
J.W. Marriott, Jr. (5)..          0           0.0%            N/A       N/A      $     0

--------
(1) Under the 1998 Sodexho Marriott Services Comprehensive Stock Incentive Plan ("the Plan"), options may be granted either as non-qualified options or as "incentive stock options" within the meaning of the Internal Revenue Code. All options granted to Company employees including the Named Executive Officers were non-qualified stock options totaling 1,742,950 shares.
(2) All options granted from 1/03/98--3/27/98 were options in Old Marriott. Following the Transaction, outstanding options of Company employees were redenominated into options of the Company. Options granted during the Stub Period were options to purchase shares of Company stock. The calculation for this column includes only those shares granted by the Company. For the 1/03/98--3/27/98 period, no Old Marriott options were granted to any of the Named Executive Officers. Old Marriott awarded 110,430 options during this period.
(3) All Company options granted during this Transition Period have a ten year term and vest 25% per year over four years. The first vesting date is November 11, 1999, which coincides with the annual grant cycle. The June, 1998, awards were an early grant of the November, 1998, annual cycle awards and all terms and conditions are similar with the exception of the initial grant date. The price is equal to the average of the high and low stock prices as listed on the New York Stock Exchange on June 8, 1998, (the "Grant Date"). If an optionee ceases to be an employee, other than by reason of death, while holding an exercisable option, the option will generally terminate if not exercised within three months of termination of employment. Options held by employees who retire and meet certain retirement provisions of the Plan (retirement approved by the Compensation Policy Committee of the Board of Directors and either age 55 with 10 years of service, or 20 years of service) will not expire until the earlier of
    (i) the expiration of the option in accordance with its original term or
    (ii) one year from the date on which the option granted latest in time to the employee has fully vested. Options are not transferable except that if an employee dies while an employee of the Company more than one year from the date the option was granted, a legatee may exercise the remaining options up to one year after the death of the employee.
(4) The Black-Scholes option pricing model was used to determine the present value of the options on the Grant Date for purposes of this disclosure. The material assumptions used in this calculation include: a 10-year option term, an exercise price of $28.7813, an interest rate of 5.5%, volatility of 40.42%, 34.94% reduction to reflect the probability of forfeiture due to termination prior to vesting. These inputs resulted in an $11.53 per share option value for the June grant.
(5) Mr. Marriott, Jr. resigned as an employee of the Company, effective the Transaction Date. All of his outstanding options were redenominated into shares of New Marriott. Mr. Marriott, Jr. does not hold any outstanding options in the Company.

TABLE III

               AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF           VALUE OF UNEXERCISED
                                                          SHARES UNDERLYING              IN-THE-
                             SHARES                      UNEXERCISED OPTIONS       MONEY STOCK OPTIONS
                            ACQUIRED        VALUE      AT FISCAL YEAR END (#)   AT FISCAL YEAR END (2)($)
                         ON EXERCISE (1) REALIZED (1) ------------------------- -------------------------
NAME                           (#)           ($)      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- ------------ ----------- ------------- ----------- -------------
Charles D. O'Dell.......      86,900      3,739,055          0       370,044            0     2,453,305
Anthony J. Alibrio......      11,800        430,799          0       161,486            0     1,021,805
William W. Hamman.......      18,700        840,783     10,432        74,730      126,058       321,048
Lawrence E. Hyatt.......           0              0      2,970        70,426       23,594       316,069
Michel Landel...........           0              0     23,317        47,500      471,383             0
J.W. Marriott, Jr. (3)..     150,000      7,128,600          0             0            0             0

--------
(1) All acquired and exercised shares were Old Marriott shares that were exercised prior to the Transaction Date. For Company employees, all Old Marriott and Sodexho North America options were redenominated into non-qualified stock options of Company stock. The redenomination adjusted the underlying number of shares and exercise price. These adjustments merely preserved, and did not increase or decrease, the economic value of the outstanding options at the transaction date.
(2) Based on a $25.9375 share price. This reflects the average of the high and low trading prices on the New York Stock Exchange on August 28, 1998, the last day of the Transition Period.
(3) According to the terms of the Old Marriott Employee Benefits Allocation Agreement, Mr. Marriott, Jr. received redenominated options in New Marriott at the time of the Transaction. Accordingly, he does not hold any options to purchase shares in the Company.

PERFORMANCE GRAPH

The following line graph compares the cumulative total shareholder return on the Company's Common Stock against the cumulative total returns of the Standard & Poor's Corporation Composite 500 Index (the "S&P Index") and the Standard & Poor's Corporation Lodging-Hotels Composite Index (the "S&P Lodging-Hotels In-dex") over the period commencing October 1, 1993 (the initial trading date for the Company Common Stock) and ending March 27, 1998. The graph assumes an ini-tial investment of $100 on October 1, 1993, and reinvestment of dividends.

The Company believes the information provided has only limited relevance to an understanding of the Company in its current state because the lodging and se-nior living services business ceased to be a part of the Company on the Trans-action Date.

         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURNS
                            THROUGH MARCH 27, 1998

                          [LINE GRAPH APPEARS HERE]

                                10/1/93  12/31/93  12/30/94  12/29/95  1/3/97  1/2/98  3/27/98
Marriott International, Inc.     100       112.1     109.8     150.5     217.8   271.5    316
S&P Lodging-Hotels Index         100       105        93.3     110.3     131.4   181.3    202
S&P 500 Index                    100       102.3     103.6     142.53    175.3   228.5    258

The following line graph compares the cumulative total shareholder return on the Company's Common Stock against the cumulative total returns of the S&P 500 Index and a peer group index of companies (the "Peer Group") over the period commencing March 30, 1998 and ending August 28, 1998. This graph assumes an initial investment of $100 on March 30, 1998, and reinvestment of dividends. The Peer Group index consists of the following companies: Compass Group ADR's, Host Marriott Services, Inc., Morrison Health Care and ServiceMaster.

              COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURNS
                    FOR FIVE MONTHS ENDED AUGUST 28, 1998

                          [LINE GRAPH APPEARS HERE]

                                        3/30/98         8/28/98
                                        -------         -------
Sodexho Marriott Services, Inc.           100              97
S&P 500 Index                             100              94.6
Peer Group Index                          100              96

REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION POLICY COMMITTEE

As described previously, the Company was formed on March 27, 1998, when Old Marriott completed a distribution of its lodging and other related businesses and the remaining food and facilities management businesses were combined with the North American operation of Sodexho, with the resulting business being re-named Sodexho Marriott Services, Inc. Until that date, executive compensation for the Named Executive Officers was set by the Board of Old Marriott or by Sodexho in the case of Michel Landel.

This report discusses the compensation philosophy of the Company and changes that were implemented following the Transaction Date. The Compensation Policy Committee ("the Committee") of the Company considers and approves compensation decisions for the Chief Executive Officer and other members of the senior exec-utive team based on analysis provided to the Committee by senior human re-sources management of the Company. The Committee is made up entirely of non-em-ployee directors. The Committee did not have a meeting during the Stub Period following the Transaction. It has, however, met once since the beginning of the current fiscal year.

COMPENSATION PHILOSOPHY

The Committee and the Board of the Company have approved a compensation philos-ophy which supports the Company's short and long term business strategy by fo-cusing employees, including the senior executive team, on performance and re-sults; this includes Company results and, just as importantly, shareholder re-turns. The Committee believes that aligning the financial interests of Company executives with Company shareholders will enhance Company performance. The three components of compensation: base salary, annual incentives, and long-term incentives, are designed to complement each other and provide a total compensa-tion opportunity that is competitive when the Company reaches its financial goals. The total compensation opportunity is greater than market for business results in excess of our goals. Consistent with the Company's compensation phi-losophy, each individual total compensation package for the senior executive team focuses more heavily on annual and long term incentives than base salary. The Named Executive Officers, including the Chief Executive Officer, have a large percentage of their cash compensation "at risk" through the annual incen-tive plan. In addition, their other compensation is tied to shareholder returns through the use of stock options as the primary long term incentive vehicle.

The Committee believes that this performance and results-based compensation philosophy will attract and retain the type of executive talent necessary to grow the Company into the premier outsourcing company (in addition to being the market leader in food and facilities management) in North America. The Company's compensation plans have been developed and communicated in a manner designed to encourage a culture where executives understand expectations, choose to remain with the Company and seek to improve results. Old Marriott and Sodexho programs which were more tenure-based such as Deferred Bonus Stock and Supplemental Executive Retirement Plans (SERPs), have been eliminated in favor of programs closely aligned with a growth strategy. The Company will continue to refine its executive compensation programs over the next several years as it further develops strategic objectives.

COMPENSATION PROGRAMS AND COMPONENTS

The Committee relies on the senior human resources management of the Company to provide a comparative analysis of the compensation levels of the Named Execu-tive Officers to other similarly situated executives. The analysis is based on external data obtained through independent outside consultants. The data re-flects compensation practices of companies of like revenue size who participate in a variety of market-based compensation surveys. Different companies within corporate America participate in each of the surveys. Whenever possible, data from the services industry within corporate America is used. The major criteria used within the surveys is revenue size. Given the fact that the Company is the largest U.S. based publicly traded company in its industry, data from direct competitors is insufficient. This will continue to be true as the Company's product/service offerings expand to include a broader range of outsourcing so-lutions.

The cash compensation package (base salary and target incentive opportunity) for each executive is targeted at the median level of cash compensation as de-termined by external data. In order for the cash compensation of senior execu-tives to be fully competitive, the target level of annual incentive must be achieved. This puts a sizable amount of cash compensation "at risk" for the se-nior executive team. Long-term incentives are established based on median long-term incentive values for a comparator group of companies of like size and sim-ilar industries, as provided by independent outside consultants. Companies used for compensation comparison purposes are not the same group that may be in-cluded in the performance chart included in this Proxy Statement. A more broad-based comparison is appropriate given the Company's nationwide needs for execu-tive talent.

BASE SALARY

There is no set base salary grading structure for the senior executive team, as each salary is based on an analysis of position-specific external data. The analysis is completed using the external surveys described in the preceding paragraphs and is reviewed by external compensation experts. The actual salary for each named executive officer is set in the context of the external data based on a qualitative assessment of factors including individual performance, internal equity and experience. Future salary increases are determined based on the Company's compensation philosophy, aggregate increases for executives in corporate America and the qualitative assessment described previously. None of these factors is weighted or subject to a formula. It is expected that base salaries may be below the median of external market data due to the Company's focus on at-risk compensation which emphasizes incentive pay. This expectation assumes that appropriate (meaning aggressive but achievable) targets are set for annual and long term incentives to provide a competitive total compensation opportunity.

ANNUAL INCENTIVES

Annual incentives for the Named Executive Officers include a target and maximum annual incentive opportunity communicated as a percentage of base salary. The target incentive level coupled with the appropriate base salary provides a com-petitive total cash compensation opportunity. For the Transition Period, the components of the annual incentive plans were based predominantly on corporate (Marriott Management Services, Sodexho North America or Sodexho Marriott Serv-ices depending on the reporting period) financial performance measures such as corporate profit, EBIT (Earnings Before Interest and Taxes), and a reduction in receivables.

With the goals established for the Transition Period, each named executive of-ficer also had a number of integration objectives which may or may not have been financially based. The integration objectives were based on specific goals related to the Transition Period up to and following the close of the Transac-tion. The integration objectives were not weighted; instead an overall qualita-tive assessment of completion was used to determine the actual payout for that portion of the plans. For each named executive officer, 20% of the plan weight-ing was based on integration objectives. For the financial components, a threshold, target and maximum level of achievement was established. For the Stub Period, 60% of the plan weighting was based on EBIT and 20% on a reduction in receivables. Actual attainment against these pre-established objectives was measured in order to determine each individual payout. For each objective, no payment was made for that component if performance failed to meet the estab-lished threshold level. An additional threshold was implemented based on over-all Company EBIT performance. If the Company did not meet threshold levels of EBIT performance, no incentives were paid out for any component of the plan re-gardless of actual performance on the other components.

LONG-TERM INCENTIVES

Consistent with the Company philosophy of incenting executives to exceed corpo-rate financial goals and increase shareholder returns, the Company grants long term incentives in the form of annual stock option awards to its more seasoned management population, including members of the senior executive team and the Chief Executive Officer. The Committee does not consider previous grants or outstanding stock awards when making its determination. Stock options only pro-vide value when the market value of the underlying stock increases over the grant date price.

In June, 1998, grants of options to purchase Company stock were made to each of the Named Executive Officers. Under the terms of the 1998 Sodexho Marriott Services Comprehensive Stock Incentive Plan, the grant price was based on the average of the high and low stock price on the day the grants were approved by the Board of Directors. The number of options granted was based primarily on the value previously provided through stock options and deferred bonus stock (the two previous primary long term incentive vehicles) by Old Marriott to sim-ilar executive levels. Secondary considerations were non-weighted qualitative assessments based on internal equity and individual performance. The grants vest equally over a four year period beginning in November of 1999 and expire ten years from the original grant date. This grant allowed executives to par-ticipate in any upside in market price of Company stock, which should correlate with the performance level of the awardees during the integration of two compa-nies into one. This award was an early grant of the annual November grants as all terms and conditions were similar with the exception of the initial grant date.

All of the Named Executive Officers were previous participants in stock pro-grams either through Old Marriott or Sodexho North America. According to the terms of the appropriate stock plans, these grants were redenominated into shares of Company stock based on prices determined shortly after the Transac-tion Date. These awards have retained the same or similar vesting and expira-tion terms under the 1998 Sodexho Marriott Services Comprehensive Stock Incen-tive Plan. Former Old Marriott employees also received the annual Old Marriott grants in November, 1997, which have also been redenominated.

CEO COMPENSATION

Mr. O'Dell participates in the programs and philosophies that have been de-scribed in this Proxy Statement. Following the Transaction, Mr. O'Dell's an-nual salary rate was increased to $500,000, and his incentive opportunity was set at 60% at target and 90% at maximum levels of performance.

Mr. O'Dell received an incentive payment of $245,000 in February, 1998, based on the Old Marriott fiscal year which closed on January 2, 1998. This bonus was based on his previous position as head of the Marriott Management Services Division of Old Marriott. Mr. O'Dell received a pro-rated incentive payment of $226,985 in October, 1998, based on the Transition Period. Mr. O'Dell received 76.6% of eligible wages for this payout. The percentage of incentive he at-tained was multiplied by his year to date earnings for the Transition Period. This methodology is consistent with the treatment of other incentive eligible individuals within the Company. In June, Mr. O'Dell received a stock option grant of 85,000 shares which vests according to the terms previously de-scribed. The Committee believes that Mr. O'Dell's compensation package is ap-propriate. In addition to stock options, Mr. O'Dell has a previous restricted stock grant which was redenominated into shares of Company restricted stock.

IMPACT OF INTERNAL REVENUE CODE 162(M)

The Omnibus Budget Reconciliation Act of 1993 added provisions to the Internal Revenue Code under section 162(m) which limits the tax deductibility of com-pensation expense in excess of $1 million to certain executive officers. For the reporting periods, none of the compensation paid to the Named Executive Officers by the Company is expected to exceed the $1 million limitation. The Company believes that stock options under the 1998 Sodexho Marriott Services Comprehensive Stock Incentive Plan qualify as performance based compensation and, as such, are not subject to the limitation. If, in future years, compen-sation exceeds the $1 million limit, the Company may take steps to preserve the tax deduction. The Committee reserves the right to pay non-deductible com-pensation expense if it believes this to be in the best interests of the Com-pany and its shareholders.

CONCLUSION

The Committee believes that the programs that have been implemented for the senior executive team are appropriate and effective in serving the needs of the Company and its shareholders.

Members of the Compensation Policy Committee

Doctor R. Crants
Bernard Carton
William J. Shaw

EMPLOYMENT AGREEMENTS

Shortly following the establishment of the Company, the Company entered into employment agreements with the Named Executive Officers as well as other mem-bers of the senior executive team. The employment agreements provide for twen-ty-four months of the following in the case of disability; termination for other than cause, death or disability; or voluntary termination for good cause: salary continuation; continued participation in health and dental bene-fits; continued stock vesting; continued 401(k) participation; pro-rated in-centive (based on time worked during fiscal year). Good cause is defined as a 10% or greater reduction to base salary; a 20% or greater decrease to bonus potential; a total cash compensation reduction of 15% or more; demotion or a significant reduction in responsibilities; the requirement to relocate greater than 75 miles office to office; or if anytime prior to March 27, 2006, the stock of the Company is no longer publicly traded or if Sodexho owns greater than or equal to 90% of the outstanding common stock of the Company.

As long as the executive remains on the payroll, he will be eligible for con-tinued stock vesting under the approved retiree status section of the Company's stock plan if certain age and length of service requirements listed in the plan are met. The agreements include a one-month notice period for both sides in order to terminate the agreement; one month salary in lieu of notice is satisfactory. Each agreement also contains a twenty-four month non-compete clause. The non-compete includes employment with or rendering services to any individuals or businesses who provide services similar to those of the Compa-ny. The executive forfeits any and all compensation under the agreements for breach.

CERTAIN TRANSACTIONS

RELATIONSHIP BETWEEN THE COMPANY AND NEW MARRIOTT

Pursuant to the Transaction, the Company and New Marriott have entered into a number of agreements governing their relationship after the Transaction Date. These agreements provide, among other things, for New Marriott to (i) provide the Company with various administrative and consulting services including services related to employee benefits, casualty claims, payroll, and informa-tion resources; (ii) provide a sublease of office space at the New Marriott Headquarters Building; (iii) grant to the Company certain limited nonexclusive trademark rights; and (iv) distribution services. New Marriott was paid ap-proximately $25 million during the Stub Period, including reimbursements, pur-suant to these services. The Company provides certain services to New Marriott pursuant to agreements for (i) food services; and (ii) a management services agreement including maintenance, administrative and security. The Company was paid approximately $2 million during the Stub Period, including reimburse-ments, pursuant to these agreements. For a fuller description of these agree-ments see the Company's Definitive Proxy Statement for a Special Meeting of Shareholders to be held on March 17, 1998.

RELATIONSHIP BETWEEN THE COMPANY AND SODEXHO

The Company and Sodexho entered into a Royalty Agreement and an Assistance Agreement effective the Transaction Date. Pursuant to the Royalty Agreement the Company has the right to use the name "Sodexho" in connection with the Company's operations in the United States and Canada for a specified period of time. During the Stub Period, the Company paid Sodexho $1 million pursuant to the Royalty Agreement. The Assistance Agreement sets forth certain services that will be provided by Sodexho to the Company, including services related to purchasing activities, catering and site support services, marketing, manage-ment and administration, legal and fiscal matters, human relations, communica-tions and cash management. In exchange for these services the Company will pay to Sodexho a fee equal to a percentage of the annual gross revenues of the Company and its subsidiaries. During the initial term of the Assistance Agree-ment, there was no fee payable through the Stub Period. For a fuller descrip-tion of these agreements see the Company's Definitive Proxy Statement for a Special Meeting of Shareholders to be held on March 17, 1998.

RELATIONSHIP BETWEEN OLD MARRIOTT AND HOST MARRIOTT

J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate fam-ily members beneficially own approximately 6.5 percent and 6.5 percent, respec-tively, of the common stock of Host Marriott Corporation ("Host Marriott"). Richard E. Marriott is the Chairman of the Board of Host Marriott, and J.W. Marriott, Jr. is a director of Host Marriott.

Old Marriott and Host Marriott were party to agreements which provided, among other things, for Old Marriott to (i) manage lodging properties owned or leased by Host Marriott (the "Host Marriott Lodging Management Agreements"), (ii) man-age senior living communities owned by Host Marriott (the "Host Marriott Senior Living Management Agreements"), (iii) advance up to $225 million to Host Marriott under a line of credit (the "Host Marriott Credit Agreement"), (iv) guarantee Host Marriott's performance in connection with certain loans or other obligations (the "Company Guarantees") and (v) provide Host Marriott with vari-ous administrative and consulting services and a sublease of office space at the Marriott headquarters building (the "Services Agreements"). Old Marriott had the right to purchase up to 20 percent of the voting stock of Host Marriott if certain events involving a change of control of Host Marriott occur. These agreements became agreements with New Marriott as part of the Transaction.

The Host Marriott Lodging Management Agreements provided for Old Marriott to manage Marriott hotels, Courtyard hotels and Residence Inns owned or leased by Host Marriott. Each Host Marriott Lodging Management Agreement, when entered into, reflected market terms and conditions and was substantially similar to the terms of management agreements with third-party owners regarding lodging facilities of a similar type. Before the impact of reflecting Old Marriott's lodging business as discontinued operations in the historical financial state-ments of the Company, Old Marriott recognized sales of $670.8 million and oper-ating profit (before corporate expenses and interest) of $48.5 million during the period January 3, 1998 to March 27, 1998, from the lodging properties owned or leased by Host Marriott. Additionally, Host Marriott was a general partner in several unconsolidated partnerships that own lodging properties operated by Old Marriott under long-term agreements. Before the impact of reflecting Old Marriott's lodging business as discontinued operations in the historical finan-cial statements of the Company, Old Marriott recognized sales of $288.8 million and operating profit (before corporate expenses and interest) of $24.8 million during the period January 3, 1998 to March 27, 1998, from the lodging proper-ties owned by these unconsolidated partnerships. Old Marriott also leased land to certain of these partnerships and recognized land rent income of $5 million during the period January 3, 1998 to March 27, 1998.

Old Marriott also provided certain administrative services to Host Marriott for which Old Marriott received payments aggregating approximately $2.4 million during the period January 3, 1998 to March 27, 1998, including reimbursements, pursuant to the Services Agreements.

In June, 1997, Old Marriott sold to Host Marriott all of the issued and out-standing stock of Forum Group, Inc. which owns or leases 29 senior living com-munities, for aggregate consideration of approximately $550 million, comprised of cash and notes from Host Marriott, Old Marriott's share of outstanding debt of Forum Group, and approximately $87 million to be received as expansions as certain communities are completed. Marriott Senior Living Services, Inc., a subsidiary of Old Marriott manages these communities under the Host Marriott Senior Living Management Agreements. Each Host Marriott Senior Living Management Agreement reflects mar-ket terms and conditions and is substantially similar to the terms of manage-ment agreements with third-party owners regarding senior living facilities of a similar type. Old Marriott recognized sales of $55.4 million and operating profit (before corporate expenses and interest) of $3.2 million under these agreements during the period January 3, 1998 to March 27, 1998.

RELATIONSHIP BETWEEN OLD MARRIOTT AND HOST MARRIOTT SERVICES

Until December 29, 1995, Host Marriott Services Corporation ("Host Marriott Services") was a wholly owned subsidiary of Host Marriott. On that date, Host Marriott separated the Host Marriott Services businesses from its other busi-nesses through a distribution to holders of outstanding shares of Host Marriott common stock of one share of Host Marriott Services common stock for each five shares of Host Marriott common stock ("Host Marriott Services Distribution"). Upon the consummation of the Host Marriott Services Distribution, Host Marriott Services became a separate, publicly held company.

J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate fam-ily members beneficially own approximately 6.9 percent and 6.8 percent, respec-tively, of the common stock of Host Marriott Services. William J. Shaw, Presi-dent and Chief Operating Officer and a Director of Old Marriott and Chairman of the Board of the Company, is the Chairman of the Board of Host Marriott Servic-es, and J.W. Marriott, Jr. and Richard E. Marriott are directors of Host Marriott Services.

In connection with the Host Marriott Services Distribution, Old Marriott and Host Marriott Services entered into service agreements that are similar to the Services Agreements, and in some cases Host Marriott has assigned to Host Marriott Services, and Host Marriott Services has assumed, the applicable Serv-ices Agreements. Old Marriott received payments aggregating approximately $1.4 million during the period January 3, 1998 to March 27, 1998, including reim-bursements, pursuant to these agreements. In addition, Old Marriott provides and distributes food and supplies to Host Marriott Services, for which Old Marriott charged $15 million during the period January 3, 1998 to March 27, 1998.

OTHER TRANSACTIONS OF OLD MARRIOTT

JWM Family Enterprises, L.P. ("Family Enterprises"), a Delaware limited part-nership owned by J.W. Marriott, Jr., the Chairman and Chief Executive Officer of Old Marriott prior to the Transaction, and members of his immediate family, owns a 216-room Courtyard Hotel in Long Beach, California, a 120-room Residence Inn in San Antonio, Texas and a 468-room Fairfield Inn in Anaheim, California. Subsidiaries of Old Marriott which became subsidiaries of New Marriott as part of the Transaction, operate the three properties pursuant to management agree-ments with Family Enterprises. For the period January 3, 1998 to March 27, 1998, Old Marriott received management fees totaling $272,077 for these proper-ties, plus reimbursement of certain expenses.

McIntosh Mill Ltd. ("McIntosh Mill"), a Utah limited partnership in which Rich-ard E. Marriott, a director of Old Marriott prior to the Transaction, has a 40 percent limited partnership interest, is party to an agreement with Marriott Ownership Resorts, Inc.

("MORI"), a subsidiary of Old Marriott which became a subsidiary of New Marriott as part of the Transaction, under which MORI purchased land in Park City, Utah from McIntosh Mill on which MORI is constructing a mixed-use, mul-ti-phase development. The terms of the Agreement call for McIntosh Mill to purchase from MORI the commercial condominium units for a cash purchase price calculated as the pro rata share of the development and construction costs of the project allocable to the commercial units less (i) the value of the land allocated to the residential condominium units retained by MORI for its time share resort, and (ii) an agreed upon development fee earned by McIntosh Mill. Construction of all phases was completed in 1997 and the cash portion of the purchase price for the commercial space payable to MORI is approximately $3.95 million. MORI has secured payment of these amounts by purchase money mortgages on the commercial condominium units until McIntosh Mill obtains long term mortgage financing which is expected to be arranged in 1999.

On March 29, 1997, Old Marriott acquired substantially all of the outstanding common stock of Renaissance Hotel Group N.V. ("RHG"), an operator and fran-chisor of 150 hotels in 38 countries, for approximately $1 billion. Dr. Henry Cheng Kar-Shun, a director of Old Marriott, together with members of the Cheng family, beneficially owned approximately 60 percent of the RHG shares acquired by Old Marriott, and Dr. Cheng became a director of Old Marriott in connection with the RHG acquisition. RHC operates 87 hotels in which affiliates of Dr. Cheng and members of the Cheng family have a direct or indirect ownership or leasehold interest. Before the impact of reflecting Old Marriott's lodging business as discontinued operations in the historical financial statements of the Company, Old Marriott recognized sales of $182.8 million and operating profit (before corporate expenses and interest) of $11.8 million for these properties for the period January 3, 1998 to March 27, 1998. New World Devel-opment, for which Dr. Cheng serves as Managing Director and which is 35.3 per-cent owned by Dr. Cheng and members of the Cheng family, its affiliates or af-filiates of Dr. Cheng have indemnified RHG, its subsidiaries and Old Marriott for certain lease, debt, guarantee and other obligations in connection with the formation of RHG as hotel management company in 1995.

                           PROPOSAL ONE--ELECTION OF
                                   DIRECTORS

The Company's Board has eight members: Daniel J. Altobello, Pierre Bellon, Bernard Carton, Doctor R. Crants, Edouard de Royere, John W. Marriott III, Charles D. O'Dell, and William J. Shaw. The term of each Director will expire at the Annual Meeting. The Board has nominated and recommends the re-election of each of the eight current Directors for a one-year term, expiring at the 2000 Annual Meeting of Shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them in favor of the re-election of each of the eight Directors.

If elected, each of the Directors has consented to serve as a director for a term of one year and until a successor is elected and qualified. Further in-formation with respect to the nominees is set forth under the section entitled "Directors." Although it is not contemplated that any nominee will be unable to serve as director, in the event a nominee cannot serve on the Board, the proxies will be voted for such other person or persons as may be designated by the Board.

Election of the nominees is subject to the affirmative vote of the holders of at least a majority of the voting power of the SDH Common Stock present in person or represented by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR RE-ELECTION OF DANIEL J. ALTOBELLO, PIERRE BELLON, BERNARD CARTON, DOCTOR R. CRANTS, EDOUARD DE ROYERE, JOHN W. MARRIOTT III, CHARLES D. O'DELL, AND WILLIAM J. SHAW, AS DIRECTORS OF THE COMPANY.

                     PROPOSAL TWO--APPOINTMENT OF AUDITORS

Subject to shareholder approval, the Board, acting on the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP ("PWC"), a firm of independent public accountants, as auditors, to examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries for the 1999 fiscal year. In accordance with the terms of the agreements that resulted in the Transaction, the Board of the Company ap-pointed PWC as independent auditors, effective the Transaction Date. PWC re-placed Arthur Andersen LLP ("Arthur Andersen"), which served as Old Marriott's independent auditors for fiscal 1996 and 1997 and was dismissed, effective the Transaction Date. Arthur Andersen has been appointed to serve as New Marriott's independent auditors for fiscal 1998.

The reports issued by Arthur Andersen on the Company's financial statements for fiscal 1996 and 1997 did not contain any adverse opinion or disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope, or accounting principles. The Company is not aware of any disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure, which, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. Repre-sentatives of PWC will be present at the Annual Meeting and will be given the opportunity to make a statement and will be available to respond to appropri-ate questions.

The action of the Board in appointing PWC as the Company's auditors for the 1999 fiscal year is subject to ratification by an affirmative vote of the holders of a majority of shares of SDH Common Stock present in person or rep-resented by proxy at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR SUCH APPOINTMENT.

OTHER MATTERS

The Company's management knows of no other matters which may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such mat-ters.

The Bylaws of the Company provide that in order to be considered at a meeting of shareholders, a shareholder proposal or a nomination of a director candi-date requested to be introduced at a meeting must be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the secretary of the Company, and received by the secretary not less than ninety days prior to the first anniversary of the preceding year's annual meeting of shareholders; provided, however, that in the event the date of the annual meeting of shareholders is advanced more than thirty days or delayed by more than sixty days from such anniversary date, notice by the shareholder must be so delivered not later than the close of business on the seventh day following the date on which notice of such meeting is first given to sharehold-ers. Each such notice shall set forth: (a) the name and address of the share-holder who intends to make the proposal or nomination and the text of the pro-posal to be introduced or in the case of a director nominee, certain informa-tion regarding the nominee specified in the Bylaws; (b) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such shareholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice; and (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the proposal(s) or nominate the director nominee, specified in the notice. The Chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal or the nomination of any person not made in compliance with the foregoing procedure.

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

Any shareholder who meets the requirements of the proxy rules under the Securi-ties Exchange Act of 1934, as amended (the "1934 Act"), and the Company's By-laws may submit to the Board not more than one proposal to be considered for inclusion in the Company's 2000 proxy material. Any such proposal must be sub-mitted in writing by notice delivered or mailed by first class United States mail, postage prepaid, to the Secretary, Sodexho Marriott Services, Inc., 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878 and must be received no later than September 15, 1999. Any such notice shall set forth: (a) the name and address of the shareholder proposing such business; (b) a brief description of the business desired to be brought before the meeting, including the text of any proposal to be introduced, the reasons for conducting such business at the meeting and any material interest of the shareholder in such business; (c) the class and number of shares of stock held of record, owned beneficially and rep-resented by proxy by such shareholder as of the record date for the meeting (if such date has been publicly made available) and as of the date of such notice; and (d) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. Any shareholder proposal received after September 15, 1999 shall be considered un-timely, regardless of whether it is submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the 1934 Act or simply to notify the Company of the shareholder's intention to introduce it for action at the meeting. The Chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposals for which notice is not provided in accordance with the foregoing procedures.

SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers, and regular employees of the Company not specifically employed for proxy solicitation purposes. The Com-pany has retained the services of MacKenzie Partners, Inc. to assist in the so-licitation of proxies from shareholders. MacKenzie Partners will receive solic-itation fees aggregating approximately $6,500 plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries, in accordance with the rules of the New York Stock Exchange, for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.

FORM 10-K TRANSITION REPORT

A copy of the Company's Transition Report on Form 10-K filed with the SEC and a copy of the 1998 Company Report are being mailed to shareholders together with this Proxy Statement. Any shareholder who desires an additional copy of the Form 10-K or Company Report may obtain one (excluding exhibits) without charge by addressing a request to the Secretary, Sodexho Marriott Services, Inc., 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878. The reproduction cost incurred by the Company will be charged if copies of exhibits are requested.

BY ORDER OF THE BOARD OF DIRECTORS


Joan Rector McGlockton
Vice President and Secretary

The Annual Meeting will begin at 10:30 a.m. at Westfields Marriott Conference Center. Coffee, tea, and juice will be provided to shareholders attending the meeting. Complimentary parking is available to shareholders on the premises. Directors to Westfields Marriott Conference Center from the surrounding area are provided below.

       ANNUAL MEETING OF SHAREHOLDERS OF SODEXHO MARRIOTT SERVICES, INC.

A "Shareholder Annual Meeting" rate will be offered at the Conference Center for Tuesday, January 12, 1999, the night before the meeting. To receive this rate, call the Conference Center directly at 1-800-635-5666 and ask for the "Sodexho Marriott Annual Meeting" rate. Please note that a limited number of rooms are offered at this rate. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

Directions to the hotel:

FROM WASHINGTON, D.C.: Take Interstate 66 West to Virginia Exit 53 (Route 28 North/Dulles Airport). Turn left at the light onto Sully Road (Route 28 North), and continue for approximately two miles. Turn left at the light onto Westfields Boulevard. Proceed to the first intersection and turn right onto Stonecroft Boulevard. Turn left at the first traffic light onto Conference Center Drive. The entrance to the Westfields Marriott is on the left.

FROM WASHINGTON DULLES INTERNATIONAL AIRPORT: Take the Dulles Access Road to Virginia Exit 9A (Route 28 South/Fairfax). Continue south on Route 28 for approximately six miles to Westfields Boulevard. Turn right onto Westfields Boulevard. Proceed to the first intersection and turn right onto Stonecroft Boulevard. Turn left at the first traffic light onto Conference Center Drive. The entrance to the Westfields Marriott is on the left.

FROM BALTIMORE, MARYLAND: Take Interstate 95 South to the Capital Beltway/Interstate 495 West. Take Interstate 495 West to Interstate 66 West. Take Interstate 66 West to Virginia Exit 53 (Route 28 North/Dulles Airport). Turn left at the light onto Sully Road (Route 28 North), and continue for approximately two miles. Turn left at the light onto Westfields Boulevard. Proceed to the first intersection and turn right onto Stonecroft Boulevard. Turn left at the first traffic light onto Conference Center Drive. The entrance to the Westfields Marriott is on the left.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                         FOR A MEETING OF SHAREHOLDERS

                        ON JANURAY 13, 1999, 10:30 A.M.

The undersigned appoints Robert A. Stern and Charles D. O'Dell as Proxies. Each shall have the power to appoint a substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Sodexho Marriott Services, Inc. common stock held of record by the undersigned on November 25, 1998, at the Meeting of Shareholders to be held on January 13, 1999, or any adjournment or postponement thereof. The Board of Directors recommends votes FOR all of the Proposals.



                                                (change of address)

                                        ---------------------------------

                                        ---------------------------------

                                        ---------------------------------

                                        ---------------------------------

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                ------------
                                                                SEE REVERSE
                                                                    SIDE
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                            DETACH PROXY CARD HERE

                                                                       ----
     PLEASE MARK                                                      |2766|
[X]  VOTES AS IN THIS                                                  ----
     EXAMPLE.


        This proxy when properly executed will be voted to the manner directed herein by the undersigned stockholder(s). If no instruction is indicated, each proxy will be voted "FOR" all of the Proposals and at the discretion of the Proxies on any other matter that may properly occur.

-------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
-------------------------------------------------------------------------------
        1. Approval of Pierre Bellon, Bernard Carton, Edouard de Royere, William
           J. Shaw, Charles D. O'Dell, John W. Marriott III, Doctor R. Crants and Daniel J. Altobello as director each for a term of one year expiring at the 2000 Annual Meeting of Shareholders.

                        FOR      AGAINST        ABSTAIN

                        [ ]       [ ]             [ ]


        2. Ratification of the appointment of PricewaterCoopers LLP as Independent auditors of the Company.

                        FOR      AGAINST        ABSTAIN

                        [ ]       [ ]             [ ]

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                                        MARK HERE FOR ADDRESS
                                         CHANGE AND MARK ON       [ ]
                                            REVERSE SIDE


SIGNATURE(S) _____________________________________ DATE  ___________________

Sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by President, or other authorized officer. If a partnership, sign partnership name by authorized trustee or partner.

          PLEASE CAREFULLY DETACH HERE AND RETURN THIS PROXY IN THE
                           ENCLOSED REPLY ENVELOPE.

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   |        |
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Dear Shareholder:

Sodexho Marriott Services, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To vote over the telephone: Using a touch-tone telephone, call 1-800-OK2-VOTE (1-800-652-8683)

2. To vote over the Internet Log onto the internet and go to the web site http://www.vote-by-net.com

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 Your vote is important. Thank you for voting.